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                                                                    Exhibit 23.1

                               [KPMG LETTERHEAD]


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



The Board of Directors
R. G. Barry Corporation:


We consent to incorporation by reference in Registration Statement Nos. 33-23567, 33-23568, 33-67594, 33-67596, 33-81820, 33-83252, 333-06875, 333-28671
and 333-81105 on Forms S-8 and S-3 of R. G. Barry Corporation of our reports dated February 21, 2002, relating to the consolidated balance sheets of R. G. Barry Corporation and subsidiaries as of December 29, 2001 and December 30, 2000, and the related consolidated statements of operations, shareholders' equity and comprehensive income and cash flows and related financial statement schedule for each of the fiscal years in the three-year period ended December 29, 2001, which reports appear in the 2001 annual report on Form 10-K of R. G. Barry Corporation.



/s/ KPMG LLP
Columbus, Ohio
March 26, 2002